Exhibit 23.1

Consent of Independent Accountants

As independent accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 28, 2002, except for Note 23, which is as of March 28, 2002, included in PTEK Holdings, Inc.’s Form 10-K for the year ended December 31, 2001 and to all references to our Firm included in this registration statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Atlanta, Georgia
November 15, 2002